Exhibit 10.1

CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT is made as of the 1st day of January, 2009 by and between AMIR ELBAZ (the “Consultant”), and GLOBAL ENERGY, INC., a Nevada corporation (collectively with its affiliates the “Company”).

RECITALS:

        WHEREAS, the Company wishes to engage the Consultant to render financial advisory services to the Company and the Consultant wishes to render such services, all as provided below.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements contained in this Agreement, and of other consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows:

1.	Scope of Services

    (a)        The Consultant shall provide the Company with such regular and customary financial advice as is reasonably requested by the Company, provided that the Consultant shall not be required to undertake duties not reasonably within the scope of the financial advisory services contemplated by this Agreement. It is understood and acknowledged by the Parties that the value of the Consultant’s advice is not readily quantifiable, and that the Consultant shall be obligated to render advice upon the request of the Company, in good faith, but shall not be obligated to spend any specific amount of time in so doing. The Consultant’s duties may include, but will not necessarily be limited to, providing recommendations concerning the following financial and related matters:

1.	Disseminating information about the Company to the investment community at large;

2.	Rendering advice and assistance in connection with the preparation of reports or other communications to shareholders or creditors;

3.	Assisting in the Company’s financial public relations;

4.	Arranging, on behalf of the Company, at appropriate times, meetings with securities analysts or other representatives of major regional and national investment banking firms;

5.	Rendering advice with regard to any of the following corporate finance matters:

i.	changes in the capitalization of the Company;

ii.	changes in the Company’s financial structure;

iii.	redistribution of shareholdings of the Company’s stock;

iv.	offerings of securities in public transactions;

v.	sales of securities in private transactions;

vi.	alternative uses of corporate assets;

vii.	structure and use of debt; and

viii.	sales of stock by insiders pursuant to Rule 144 or otherwise.

    (b)        In addition to the foregoing, the Consultant agrees to furnish advice to the Company as reasonably requested by the Company in connection with (i) the acquisition and/or merger of or with other companies, divestiture of assets or any other similar transaction, or the sale of the Company itself (or any significant percentage of the Company or its assets, subsidiaries or affiliates thereof), and (ii) bank financings or any other financing from financial institutions, venture capitalists or others (including but not limited to lines of credit, performance bonds, letters of credit, loans or other financings).

    (c)        The Consultant shall render such other financial advisory services as may from time to time be agreed upon by the Consultant and the Company.

    (d)        The Agreement is entered in addition to the agreement signed between the parties on May 22, 2008.

2.	Term of Agreement

    (a)       Termination Upon Notice. This Agreement may be terminated at any time by the Consultant or by the Company by giving the other party thirty (60) days’ advance notice in writing.

    (b)       Expiration Date. This Agreement shall terminate on December 31, 2010, if not terminated earlier under Subsection (a) above.

    (c)       Fees and Expenses. Upon the termination of this Agreement under Subsection (a) or (b) above, the Consultant shall only be entitled to the accrued and earned portion of his fee and to reimbursement of expenses which were incurred before the termination becomes effective and which are reimbursable under Section 3(b) below.

3.	Fees and Expenses

    (a)       Fees.

i.	The Company shall pay the Consultant a fee of $5,000 per month for services rendered under this Agreement. Such fee shall be paid monthly.

ii.	The Company shall pay Consultant a lump sum of $6,000 on or before January 9, 2009 for services rendered during November and December 2008.

iii.	Consultant agrees to defer up to eighty percent (80%) of the monthly fees due to him as per this Agreement to a later date in which the Company could afford paying him his earned fees. Such a deferral is made by Consultant in good faith and the same is required by the Company to the accrued fees.

iv.	The Company shall issue Consultant 150,000 shares of its common stock as part of additional consideration. Such shares shall be issued on or before August 1, 2009.

    (b)       Expenses. Upon presentation by the Consultant of an invoice accompanied by supporting documentation satisfactory to the Company, the Company shall reimburse the Consultant monthly for reasonable expenses, including (without limitation) travel expenses, incurred directly on behalf of the Company in connection with the performance of services hereunder.

4.	Work for Others

        The Company recognizes and agrees that the Consultant may perform services for other persons, provided that such services do not represent a conflict of interest or a breach of the Consultant’s fiduciary duty to the Company.

5.	No Employee Benefits

        The Consultant shall not be eligible to participate in any of the Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs.

6.	Information

        In connection with Consultant’s activities on the Company’s behalf, the Company will cooperate with Consultant and will furnish Consultant with all information and data concerning the Company which Consultant reasonably believes appropriate to the performance of services contemplated by this Agreement (all such information so furnished being the “Information”) and will provide Consultant with reasonable access to the Company’s officers, directors, employees, independent accountants and legal counsel. The Company recognizes and confirms that Consultant (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by the Agreement, without having independently verified same, (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information and (iii) will not make an independent appraisal of any of the Company’s assets. The Information to be furnished by the Company, when delivered, will be, to the best of the Company’s knowledge, true and correct in all material respects and will not contain any material misstatements of fact or omit to state any material fact necessary to make the statements contained therein not misleading. The Company will promptly notify Consultant if it learns of any material inaccuracy or misstatement in, or material omission from any information thereto delivered to Consultant. Consultant agrees to keep the Information confidential and only to release the Information with the consent of the Company. Upon termination of this Agreement for whatever reason, Consultant will return the Information (without keeping any copies thereof) forthwith on demand by the Company. Consultant on its part represents, warrants, and agrees that it has and at all times while it is performing services under this Agreement it will comply with all laws, rules, and regulations applicable to it in connection with the services it performs under this Agreement.

7.	Indemnification

        The Company agrees to indemnify and hold harmless Consultant, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, obligations, penalties, judgments, awards, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise, including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which Consultant is a party)), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with Consultant’s acting for the Company, including, without limitation, any act or omission by Consultant in connection with its acceptance of or the performance or nonperformance of its obligations under the Agreement, or otherwise arising from this Agreement; provided, however, that such indemnity agreement shall not apply to any portion of any such loss, claim, damage, liability, obligation, penalty, judgment, award, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily from the negligence, gross negligence or willful misconduct of Consultant, in which case Consultant shall indemnify the Company to the same extent as set forth herein with respect to the Company’s indemnification obligations to Consultant.

        These Indemnification provisions shall be in addition to any liability which a party may otherwise have to the other party or the persons indemnified below in this sentence and shall extend to the following: the parties and their respective affiliated entities, directors, officers, employees, legal counsel, consultants and controlling persons (within the meaning of the federal securities law). All references to a party in these Indemnification provisions shall be understood to include any and all of the foregoing.

        If any action, suit, proceeding or investigation is commenced, as to which a party proposes to demand indemnification, it shall notify the other party with reasonable promptness; provided, however, that the indemnifying party shall be relieved from its obligations hereunder to the extent a failure by the indemnified party to notify the indemnifying party with reasonable promptness results in a significant increase in the indemnifying party’s obligations hereunder. The indemnified party shall have the right to retain counsel of its own choice to represent it, which counsel shall be reasonably acceptable to the indemnifying party, and the indemnifying party shall pay the reasonable fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the indemnifying party and any counsel designated by the indemnifying party. The indemnifying party shall be liable for any settlement of any claim against the indemnified party made with the indemnifying party’s written consent, which consent shall not be unreasonably withheld. The indemnifying party shall not, without prior written consent of the indemnified party, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as a condition or term thereof, the giving by the claimant to the indemnified party of an unconditional and irrevocable release from all liability in respect of such claim.

        In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one had, and Consultant, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, award, liabilities, costs, expenses and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and Consultant, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, Consultant shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Consultant pursuant to the Agreement nor shall the Company be obligated to contribute any amount hereunder that exceeds the amount of the net proceeds received by Company from transactions consummated with the advise or other services of the Consultant as contemplated by this Agreement.

        Neither termination nor completion of the engagement of Consultant referred to the above shall affect these Indemnification provisions which shall continue to remain operative and in full force and effect.

8.	Independent Contractor

        In performing services for the Company pursuant to this Agreement, the Consultant shall act in the capacity of an independent contractor with respect to the Company and not as an employee of the Company. As an independent contractor, the Consultant shall accept any directions issued by the Company pertaining to the goals to be attained and the results to be achieved by him but shall be solely responsible for the manner and hours in which he will perform his services under this Agreement.

9.	Compliance with Legal Requirements

        The Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage nor any other statutory benefit to the Consultant. The Consultant shall comply at his expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors.

10.	Miscellaneous Provisions

    (a)        Assignment and Successors. Neither party shall assign any right or delegate any obligation hereunder without the other party’s written consent, and any purported assignment or delegation by a party hereto without the other party’s written consent shall be void. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

    (b)        Waiver of Jury Trial. Each of the Company and Consultant (and, to the extent permitted by law, on behalf of their respective equity holders and creditors) hereby knowingly, voluntarily and irrevocably waives any right it may have to a trial by jury in respect of any claim based upon, arising out of or in connection with this Agreement and the transactions contemplated hereby. Each of the Company and Consultant hereby certify that no representative or consultant of the other party has represented expressly or otherwise that such party would not seek to enforce the provisions of this waiver. Further each of the Company and Consultant acknowledges that each party has been induced to enter this Agreement by, inter alia, the provisions of this Section.

    (c)        Severability. If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

    (d)        Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understanding relating to the matters provided for herein. No alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized representative of each party.

    (e)        No Third Party Rights. This Agreement does not create, and shall not be construed as creating, rights enforceable by any person or entity not a party hereto, except those entitled thereto by virtue of the indemnification provisions hereof.

11.	Representations

    (a)        The Company has all requisite corporate power and authority to enter into this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly authorized by all necessary corporate action on the part of the Company and has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws).

    (b)        Consultant has all requisite corporate power and authority to enter into this Agreement, once executed by Consultant’s officers. This Agreement has been duly and validly authorized by all necessary corporate action on the part of Consultant and has been duly executed and delivered by Consultant and constitutes a legal, valid and binding agreement of Consultant, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws).

12.	Applicable Law

        The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be fully performed therein (excluding such state’s conflicts of laws rules).

13.	Counterparts

        This Agreement may be executed in any number of counterparts. Each executed counterpart shall be deemed to be an original. All executed counterparts taken together shall constitute one Agreement.

14.	Notice

        Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. certified mail, return receipt requested and postage prepaid. In the case of the Consultant, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

        IN WITNESS OF their agreement, the Parties have duly executed this Agreement as of the date first written above.

CONSULTANT /s/ Amir Elbaz —————————————— Amir Elbaz

GLOBAL ENERGY, INC. By: /s/ Asi Shalgi —————————————— Asi Shalgi Chief Executive Officer